Exhibit 99.2

NON-GAAP FINANCIAL MEASURES

Earnings before interest expense, taxes, depreciation and amortization, or “EBITDA,” is a “non-GAAP financial measure” as defined under the rules of the SEC, intended as a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. generally accepted accounting principles, or “GAAP.”

We believe that EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provides useful information about our operating performance and period-over-period growth, as well as information that is useful for evaluating the operating performance of our core business without regard to potential disruptions. Additionally, we believe that EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results. However, EBITDA should not be considered as an alternative to income from continuing operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with GAAP. Our presentation of EBITDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

	Year Ended December 31,
(Dollars in thousands)	2011	2010

EBITDA:

Net income	$67,935	$81,686

Interest expense, including amortization of debt issuance costs, premium and discount	42,610	26,251

Taxes	638	1,917

Depreciation and amortization	13,813	10,353

EBITDA	$124,996	$120,207